UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 July 23, 2003
                -------------------------------------------------
                Date of Report (Date of earliest event reported)


                            HEADWATERS INCORPORATED
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)



           Delaware                      0-27808                 87-0547337
-----------------------------   -----------------------     -------------------
 (State or other jurisdiction   (Commission File Number)       (IRS Employer
       of incorporation)                                    Identification No.)


                   10653 South River Front Parkway, Suite 300
                             South Jordan, UT 84095
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (801) 984-9400
               ---------------------------------------------------
              (Registrant's telephone number, including area code)



                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Certain statements in this Report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, actual results may vary materially from such expectations. For a discussion of certain factors that could cause actual results to differ from expectations, please see the information set forth under the caption entitled "Forward-looking Statements" in Part I, Item 2 of Headwaters' Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. There can be no assurance that Headwaters' results of operations will not be adversely affected by such factors. Headwaters undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as of the date hereof.


Item 9.  Information Being Furnished Under Item 12

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information, which is intended to be furnished under Item 12, "Results of Operations and Financial Condition," is instead being furnished under Item 9, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On July 23, 2003, Headwaters announced its results for the quarter ended June 30, 2003. The full text of this announcement follows.

                    HEADWATERS INCORPORATED ANNOUNCES RESULTS
                         FOR THIRD QUARTER - FISCAL 2003

                  o Third Quarter Earnings Per Share of $0.37
                o Nine Month Earnings Per Share Up 36% to $0.90
          o Confirms Earnings guidance for Fiscal 2003 of $1.28-$1.32


SOUTH JORDAN, UTAH, JULY 23, 2003 - HEADWATERS INCORPORATED (NASDAQ: HDWR), today announced results for the quarter and nine months ended June 30, 2003. Highlights for the third quarter of fiscal 2003 included:

         o        Record quarterly net income.
         o        First license of ammonia slip technology.
         o Dynegy coal combustion products contract extended through 2012.
         o        ISG acquisition accretive in the third quarter.
         o        Long term debt reduced by $15 million.

         Total revenue for the June 2003 quarter was $106.4 million with $10.5 million of net income, or $0.37 per diluted share. Total revenue for the nine months ended June 30, 2003 was $281.2 million with $25.4 million of net income, or $0.90 per diluted share. Chemical reagent sales increased 62% to $35.9 million in the third quarter of fiscal 2003, compared to $22.2 million for the same period in 2002. License fees for the quarter increased 15% to $10.1 million, up from $8.8 million in 2002. For the respective nine-month periods, chemical reagent sales increased 98% to $98.1 million in 2003, compared to $49.5 million in 2002. License fees for the nine-month period increased 31% to $27.8 million, up from $21.3 million in 2002. Coal combustion product ("CCP") revenues decreased 7% to $46.0 million for the June 2003 quarter compared to $49.3 million for 2002. Manufactured products sales increased 4% to $13.3 million for the June 2003 quarter compared to $12.8 million for 2002. CCP revenues decreased 5% to $115.5 million for the nine months ended June 30, 2003 compared to $122.0 million for 2002. Manufactured products sales of $36.0 million for the nine months ended June 30, 2003 were comparable to the 2002 sales of $35.9 million.

         Effective September 19, 2002, Headwaters acquired Industrial Services Group, Inc. ("ISG"), the nation's largest marketer and manager of coal combustion products. Summary income statement data for the three- and nine-month periods ended June 30, 2003 and 2002, and pro forma data that combines Headwaters with ISG for the three- and nine-month periods ended June 30, 2002 are shown below:

    (in 000's of dollars,
    except per-share data)              Quarter Ended June 30                  Nine Months Ended June 30
------------------------------  ------------------------------------    --------------------------------------
                                  2002           2002        2003         2002           2002         2003
                                (actual)     (pro forma)                (actual)      (pro forma)
                                  -------      -------     --------      -------       --------      --------
Total revenue                     $31,968      $94,115     $106,396      $75,646       $233,570      $281,158
Operating income                  $10,915      $17,691     $ 21,769      $25,531       $ 37,444      $ 56,514
Net income                        $ 6,736      $ 8,597     $ 10,544      $16,922       $ 17,083      $ 25,385
Diluted income per share          $  0.26      $  0.31     $   0.37      $  0.66       $   0.62      $   0.90

         Pro forma quarterly combined revenues grew 13% from $94.1 million to $106.4 million, pro forma operating income grew 23% from $17.7 million to $21.8 million, and pro forma net income increased by 22% from $8.6 million to $10.5 million or $0.37 per diluted share. For the nine-month period ended June 30, 2003, pro forma combined revenues grew 20% from $233.6 million to $281.2 million, pro forma operating income grew 51% from $37.4 million to $56.5 million, and pro forma net income increased by 49% from $17.1 million to $25.4 million, or $0.90 per diluted share, when compared to the same period in 2002.

Covol Fuels' Performance

         During the June 2003 quarter, Covol Fuels' licensees sold 10.4 million tons of solid alternative fuel. This compares to 7.5 million tons sold in the June 2002 quarter and 9.9 million tons in the March 2003 quarter, a 39% and 5% increase, respectively. Covol Fuels sold 27.9 million pounds of chemical reagent in the June 2003 quarter, compared to 17.6 million pounds in the June 2002 quarter and 25.7 million pounds in the March 2003 quarter, a 59% and 9% increase, respectively. Of the 10.4 million tons of solid alternative fuel sold during the quarter, Headwaters reported royalty income on 8.0 million tons, resulting in average revenues per ton of $1.27. The 10.4 million tons of fuel sold was produced at 24 of 28 licensed facilities, resulting in average quarterly production of 433,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 847,000, and the lowest was 186,000.

         Covol Fuels sold 27.9 million pounds of chemical reagent to a total of 34 facilities. Of the 34 facilities, 19 were licensee facilities and 15 were solely chemical reagent facilities. Covol Fuels currently has 14 facilities that only purchase chemical reagents.

         During the quarter, the Internal Revenue Service ("IRS") issued Announcement 2003-46 in which it indicated that it "had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change" and that it was suspending issuing private letter rulings ("PLRs") on the question of chemical change. Obtaining a PLR has become a standard procedure in connection with sales of solid alternative fuel facilities. One of Covol Fuels' licensees is in the process of selling certain solid alternative fuel facilities because it is not currently able to utilize all of the tax credits it is generating. As a result of the inability to obtain private letter rulings, the sales of this licensee's solid alternative fuel facilities have been delayed and this licensee reduced production. Due to this reduced production, Headwaters' license fees and chemical reagent sales for the September quarter could decrease by as much as $2.0 million and $3.5 million, respectively.

         "We are disappointed by the action of the IRS. This is the fourth time that the chemical change issue has been discussed at the IRS National Office, and nothing has changed since 1995 when it was first reviewed by the Service," said Ken Frailey, President of Covol Fuels. "We have years of test data and conclusions from a variety of experts that appropriate coal processing with Covol's process and reagents results in significant chemical change."

ISG's Performance

         The seasonality of ISG's performance was evident in the third quarter as revenues increased by 38% over the second quarter. As expected, ISG was accretive to Headwaters earnings during the third quarter, after accounting for all depreciation, amortization, and interest expense related to the ISG acquisition. A precise calculation of accretion is not possible because ISG has been fully integrated into Headwaters' operations. Typically, the September quarter is the strongest quarter for ISG's operations, when approximately 40% of its annual operating profit occurs. Accordingly, Headwaters anticipates a strong fourth quarter due to increased construction activity in the summer months.

         During the June 2003 quarter, revenue from ISG's CCP segment was $46.0 million with a gross margin of 27.8% compared to $49.3 million with a gross margin of 28.1% for the June 2002 quarter. In addition to normal recurring operational changes, the June 2002 quarter included $2.6 million of revenue from a non-recurring project, the Olivenheim dam, in Southern California which was completed in 2002. Also, ISG has been shifting more responsibility for transportation costs to its customers rather than incurring the costs and charging the customers a price that includes transportation. The June 2002 quarter included approximately $8 million of transportation revenue and costs whereas the June 2003 quarter included approximately $4 million. The total tons of high quality CCPs sold in the June 2003 quarter were 1,441,000 compared to 1,556,000 for the June 2002 quarter, including the tons sold to the Olivenheim project. The 2003 quarterly shipments of high quality CCPs were negatively impacted by unusually rainy weather in the Texas, Atlanta and Northeast US markets. However, sales of CCP have been positively impacted by the increased acceptance of CCPs as a "green" product.

         Revenues from the manufactured products segment were $13.3 million during the June 2003 quarter, with a gross margin of 24.1%, compared to revenue of $12.8 million and a gross margin of 21.8% for the June 2002 quarter. This represents a 10% improvement in the gross margin which resulted from cost saving measures at the manufacturing products facilities as well as expanded sales of our "green" products, despite a poor economic climate.

Debt Reduction

         In connection with the September 2002 acquisition of ISG, Headwaters incurred $175 million of long-term debt, consisting of $155 million of senior debt and $20 million of subordinated debt. During the June 2003 quarter, Headwaters repaid a total of $15.2 million of senior debt, which, when combined with the $15.1 million of senior debt repaid in the December 2002 and March 2003 quarters, represents a $30.3 million reduction in the long-term debt incurred to acquire ISG. Due to the early repayment of over $19.0 million in senior debt, Headwaters accelerated the amortization of debt discount and capitalized debt issuance costs totaling $654,000 during the June 2003 quarter and $1,109,000 for the nine months ended June 30, 2003.

         The following table highlights certain debt coverage and balance sheet ratios using June 30, 2003 balances and the pro forma trailing twelve months ("TTM") earnings before interest, taxes, depreciation and amortization ("EBITDA"), results:


                                                September 2002        June 2003
                                                --------------        ---------
     Total Indebtedness to EBITDA(a)                 2.43               1.65
     EBITDA to Required Interest Payments            5.65               6.85
     Current Ratio(a)                                1.24               1.18
     Total Debt to Equity                            1.73               1.10
--------------------
         (a) See "Reconciliation of Net Income to EBITDA and Current Ratio calculation"

         EBITDA and current ratio are widely accepted financial indicators used by certain investors and financial analysts to assess and compare financial performance and EBITDA is an integral part of the Company's debt covenants. Headwaters' goal in fiscal 2003 was to reduce the ratio of total indebtedness to TTM pro forma EBITDA to 1.8 or less. Because of the strong cash flow generated by Headwaters through the first three quarters of 2003, Headwaters has already exceeded its goal.

         Headwaters has a current shelf registration in the amount of $250 million which was implemented to provide financial flexibility in connection with the ISG acquisition. Since the shelf was not needed in connection with the acquisition, Headwaters' Board of Directors has approved reducing the shelf registration to $150 million, consistent with the current level of Headwaters' long-term debt. Headwaters does not currently have any imminent plans to use the shelf registration but continues to believe that the financial flexibility it provides is good for Headwaters and its shareholders.

Commentary and Outlook

         "We're pleased with the progress and performance of our core businesses. ISG, which is now fully integrated, was accretive to earnings and contributed to our solid performance in the third quarter. ISG is currently in its seasonally strongest period and is delivering increased shipments of CCPs," said Kirk A. Benson, Chairman and Chief Executive Officer. "With the temporary IRS setback to Covol Fuels, our highest priority over the next quarter for that segment of our business, is to favorably resolve issues raised by the IRS. We are committing time and resources to that end and believe there will be a positive outcome."

         "Based on our sound financial performance for the nine months ended June 30, 2003, we believe that we will be able to achieve our earnings forecast of $1.28 to $1.32 per diluted share for fiscal 2003, reflecting a growth rate of between 36% and 40% over fiscal 2002 results."

         Management will host a conference call with a simultaneous webcast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.hdwtrs.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.hdwtrs.com, or a phone replay will be available through August 1, 2003, by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 1742189.

About Headwaters Incorporated

         Headwaters Incorporated is a world leader in providing technology and services that maximize the value of fossil fuels. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Such forward-looking statements relate to: (i) the growth of Headwaters' revenues, earnings, or earnings per share; (ii) the expectation that operating results will be higher for the September quarter; (iii) the ability of Headwaters to sustain the earnings stream from its alternative fuels, coal combustion products, and other businesses; (iv) the expectation that Headwaters' stock is undervalued or will increase in value in the future; (v) the identification and completion of any future acquisitions and the expectation that the value of such acquisitions will increase; and (vi) the commercialization of any technology acquired or developed.

Headwaters cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.

Such factors include, but are not limited to: (a) the availability of tax credits to us and our licensees under the tax code; (b) our dependence on licensees to use our technology; (c) collection of payments outstanding; (d) the company's ability to repay its debt and comply with covenants in financing agreements; (e) limitations in the capital available to Headwaters to execute on its business plan, and the cost of that capital; (f) the ability of Headwaters to locate and close on attractive acquisition opportunities; (g) Headwaters' limited operating history with its new business strategy and its ability to sustain and manage its growth under that strategy; and (h) the success of Headwaters in replacing and growing its financial performance before its legacy alternative fuels business declines.

More information about potential factors which could affect the Company's business and financial results is included in Headwaters' Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2002, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to Headwaters on the date hereof, and Headwaters assumes no obligation to update such statements. Investors and security holders may obtain a free copy of the Annual and Quarterly Reports and other documents filed by Headwaters with the Securities and Exchange Commission at the Commission's Web site at http://www.sec.gov. Free copies of Headwaters' Annual Report and other filings with the Commission may also be obtained by directing a request to smadden@hdwtrs.com.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(thousands of dollars and shares, except per-share amounts)

                                                                                   Quarter Ended June 30,
                                                                          -------------------------------------------
                                                                             2002              2002            2003
                                                                          ----------       ----------      ----------
Revenue:                                                                  (PRO FORMA)        (ACTUAL)        (ACTUAL)
     Chemical reagent sales                                               $   22,234       $   22,234      $   35,908
     License fees                                                              8,822            8,822          10,120
     CCP revenues                                                             49,310               --          46,005
     Manufactured products sales                                              12,837               --          13,257
     Other                                                                       912              912           1,106
                                                                          ----------       ----------      ----------
Total revenue                                                                 94,115           31,968         106,396
                                                                          ----------       ----------      ----------

Operating costs and expenses:
     Cost of chemical reagents                                                14,880           14,880          25,271
     Cost of CCP revenues                                                     35,452               --          33,217
     Cost of manufactured products                                            10,039               --          10,059
     Cost of other revenues                                                    1,334            1,334           1,186
     Depreciation and amortization                                             3,334              336           3,409
     Research and development                                                  1,068              598           1,052
     Selling, general and administrative                                      10,317            3,905          10,433
                                                                          ----------       ----------      ----------
Total operating costs and expenses                                            76,424           21,053          84,627
                                                                          ----------       ----------      ----------
Operating income                                                              17,691           10,915          21,769

Interest expense, net                                                         (3,418)             417          (4,017)
Other income (expense), net                                                      154              (46)           (208)
                                                                          ----------       ----------      ----------
Income before income taxes                                                    14,427           11,286          17,544

Income tax provision                                                          (5,830)          (4,550)         (7,000)
                                                                          ----------       ----------      ----------
Net income                                                                $    8,597       $    6,736      $   10,544
                                                                          ==========       ==========      ==========

Basic net income per share                                                $     0.32       $     0.27      $     0.39
                                                                          ==========       ==========      ==========

Diluted net income per share                                              $     0.31       $     0.26      $     0.37
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- basic                                  26,606           24,506          27,192
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- diluted                                28,118           26,018          28,299
                                                                          ==========       ==========      ==========
Reconciliation of actual results to pro forma results for the quarter ended June 30, 2002:
     Headwaters' historical net income as originally reported                            $      6,736
     ISG's historical net income as originally reported                                         1,396
     Additional amortization expense on ISG's intangible assets                                   (67)  A
     Elimination of ISG's originally reported interest expense                                  4,702   B
     Interest expense on new debt incurred by Headwaters                                       (3,860)  C
     Income tax effect of above adjustments                                                      (310)  D
                                                                                         ------------
     Pro forma net income shown above                                                    $      8,597
                                                                                         ============

A Amortization of increase in recorded value of ISG's identifiable intangible assets.
B Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
C Adjustment to record interest on new long-term debt issuance by Headwaters.
D Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

Reconciliation of Net Income to EBITDA for the trailing 12 months ended June 30, 2003:

EBITDA for the trailing 12 months ended June 30, 2003 of $87,630 is derived as follows: net income of $35,445, plus net interest expense of $16,773, income taxes of $21,906, and depreciation and amortization of $13,506.

The pro forma accretion for fiscal 2002 of $0.05 per share is derived by subtracting $0.26 from $0.31.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(thousands of dollars and shares, except per-share amounts)

                                                                                   Nine Months Ended June 30,
                                                                          -------------------------------------------
                                                                             2002              2002            2003
                                                                          ----------       ----------      ----------
Revenue:                                                                  (PRO FORMA)        (ACTUAL)        (ACTUAL)
     Chemical reagent sales                                               $   49,521       $   49,521      $   98,099
     License fees                                                             21,263           21,263          27,846
     CCP revenues                                                            122,011               --         115,460
     Manufactured products sales                                              35,913               --          36,041
     Other                                                                     4,862            4,862           3,712
                                                                          ----------       ----------      ----------
Total revenue                                                                233,570           75,646         281,158
                                                                          ----------       ----------      ----------

Operating costs and expenses:
     Cost of chemical reagents                                                33,749           33,749          66,065
     Cost of CCP revenues                                                     87,402               --          84,635
     Cost of manufactured products                                            28,367               --          27,535
     Cost of other revenues                                                    4,256            4,256           3,318
     Depreciation and amortization                                            10,022            1,000           9,660
     Research and development                                                  3,500            1,727           3,172
     Selling, general and administrative                                      28,830            9,383          30,259
                                                                          ----------       ----------      ----------
Total operating costs and expenses                                           196,126           50,115         224,644
                                                                          ----------       ----------      ----------
Operating income                                                              37,444           25,531          56,514

Interest expense, net                                                        (11,222)             364         (11,913)
Other income (expense), net                                                    2,402            2,047          (2,266)
                                                                          ----------       ----------      ----------
Income before income taxes                                                    28,624           27,942          42,335

Income tax provision                                                         (11,541)         (11,020)        (16,950)
                                                                          ----------       ----------      ----------
Net income                                                                $   17,083       $   16,922      $   25,385
                                                                          ==========       ==========      ==========

Basic net income per share                                                $     0.65       $     0.70      $     0.94
                                                                          ==========       ==========      ==========

Diluted net income per share                                              $     0.62       $     0.66      $     0.90
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- basic                                  26,107           24,007          27,003
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- diluted                                27,662           25,562          28,188
                                                                          ==========       ==========      ==========

Reconciliation of actual results to pro forma results for the nine months ended
June 30, 2002:

     Headwaters' historical net income as originally reported                            $     16,922
     ISG's historical net income as originally reported                                        19,667
     Elimination of ISG extraordinary item                                                    (22,558)  A
     Elimination of ISG's amortization of goodwill through December 31, 2001                    1,002   B
     Additional amortization expense on ISG's intangible assets                                  (203)  C
     Elimination of ISG's originally reported interest expense                                 15,393   D
     Interest expense on new debt incurred by Headwaters                                      (11,770)  E
     Income tax effect of above adjustments                                                    (1,370)  F
                                                                                         ------------
     Pro forma net income shown above                                                    $     17,083
                                                                                         ============

A Elimination of ISG's historical extraordinary gain on extinguishment of debt.
B Elimination of ISG's historical non-deductible goodwill amortization, due to the implementation requirements of SFAS 142.
C Amortization of increase in recorded value of ISG's identifiable intangible assets.
D Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
E Adjustment to record interest on new long-term debt issuance by Headwaters.
F Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(thousands of dollars)

                                                                                         September 30,     June 30,
Assets:                                                                                      2002            2003
                                                                                         ------------    ------------
Current assets:
     Cash and short-term investments                                                     $     13,191    $     15,615
     Trade receivables, net                                                                    50,331          53,987
     Inventories                                                                                8,442           9,266
     Other                                                                                      5,969           7,197
                                                                                         ------------    ------------
Total current assets                                                                           77,933          86,065

Property, plant and equipment, net                                                             50,549          53,463
Notes and accrued interest receivable                                                           4,593           1,989
Intangible assets, net                                                                        118,918         114,040
Goodwill                                                                                      113,367         112,131
Debt issue costs and other assets                                                               7,497           6,135
                                                                                         ------------    ------------
Total assets                                                                             $    372,857    $    373,823
                                                                                         ============    ============

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                    $     20,773    $     21,164
     Accrued liabilities                                                                       26,559          27,951
     Current portion of long-term debt                                                         15,578          23,640
                                                                                         ------------    ------------
Total current liabilities                                                                      62,910          72,755

     Long-term debt                                                                           154,552         117,387
     Deferred income taxes                                                                     51,357          50,739
     Other long-term liabilities                                                                5,442           5,247
                                                                                         ------------    ------------
Total liabilities                                                                             274,261         246,128
                                                                                         ------------    ------------

Stockholders' equity:
     Common stock - par value                                                                      27              28
     Capital in excess of par value                                                           126,265         129,786
     Retained earnings                                                                        (24,418)            967
     Other, primarily treasury stock                                                           (3,278)         (3,086)
                                                                                         ------------    ------------
Total stockholders' equity                                                                     98,596         127,695
                                                                                         ------------    ------------
Total liabilities and stockholders' equity                                               $    372,857    $    373,823
                                                                                         ============    ============


The current ratio as of June 30, 2003 of 1.18 is derived by dividing total current assets of $86,065 by total current liabilities of $72,755.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                HEADWATERS INCORPORATED
                                                Registrant


Date: July 23, 2003                             /s/ Kirk A. Benson
                                                ------------------------------
                                                Kirk A. Benson
                                                Chief Executive Officer and
                                                Principal Executive Officer